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                                                                     EXHIBIT 4.6


                              [NEXTERA LETTERHEAD]

                                                                   June 14, 2002


Knowledge Universe, Inc.
844 Moraga Drive
Los Angeles, CA 90049
Attention:  Stanley E. Maron


Dear Mr. Maron:

        This letter amends the Letter Agreement (the "Agreement") dated as of June 29, 2001, that was entered into by and between Nextera Enterprises, Inc., a Delaware corporation (the "Company"), and Knowledge Universe, Inc. and affiliates ("KU"), which was amended pursuant to that certain letter agreement between the Company and KU dated March 29, 2002 (the "Amendment").

        All terms and provisions of the Agreement, as amended by the Amendment, remain in full force and effect, except that the language which provides that "If the Senior Lenders do not approve such exchange prior to July 1, 2001, KU agrees that the Company's right and option to exchange the Series A Preferred Stock into subordinated debt shall be extended until no later than June 15, 2002" shall be deleted in its entirety and replaced with the following: "If the Senior Lenders do not approve such exchange prior to July 1, 2001, KU agrees that the Company's right and option to exchange the Series A Preferred Stock into subordinated debt shall be extended until no later than June 30, 2002; provided, however, that the June 30, 2002 date shall be extended until July 31, 2002 unless KU gives written notice to the Company by no later than June 27, 2002 of its decision not to extend the period past June 30, 2002."

        Except as specifically amended hereby, the Agreement shall continue in full force and effect. Please sign where indicated below to evidence your acknowledgement and agreement to the foregoing.

        Sincerely,

        Nextera Enterprises, Inc., a Delaware corporation


        By:     /s/ David Schneider
            --------------------------------------------
            David Schneider, Its Chief Executive Officer


        ACKNOWLEDGED AND AGREED

        Knowledge Universe, Inc., a Delaware corporation


        By:     /s/ Stanley E. Maron
            --------------------------------------------
            Stanley E. Maron, Its Secretary